UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PETROQUEST ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PETROQUEST ENERGY, INC.

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2012

Dear Stockholders:

We cordially invite you to attend our 2012 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 9, 2012 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508. At the meeting we will:

1. Elect the Board of Directors;

2. Vote to adopt the 2012 Employee Stock Purchase Plan;

3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

4. Hold an advisory vote to approve the company’s executive compensation; and

5. Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on Wednesday, March 14, 2012 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

Lafayette, Louisiana

March 28, 2012

PETROQUEST ENERGY, INC.

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2012 Annual Meeting of Stockholders to be held on Wednesday, May 9, 2012 at 9:00 a.m. (Lafayette time) at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

PetroQuest will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:	The Board set March 14, 2012 as the record date for the meeting. You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, March 14, 2012. On that date, there were 64,070,576 shares outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Four proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The adoption of the 2012 Employee Stock Purchase Plan;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	Advisory approval of the company’s executive compensation.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 28, 2012 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about March 28, 2012, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:	No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:	For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, the adoption of, or amendments to, employee stock purchase plans, the advisory proposal on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors, the proposal on the 2012 Employee Stock Purchase Place and the advisory proposal on executive compensation unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?

A:	Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the adoption of the 2012 Employee Stock Purchase Plan, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and “FOR” the approval, on an advisory basis, of the company’s executive compensation.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the adoption of the 2012 Employee Stock Purchase Plan, the ratification of the appointment of our independent registered public accounting firm and the advisory proposal on executive compensation. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The six nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Adoption of the 2012 Employee Stock Purchase Plan.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 — Ratification of appointment of independent registered public accounting firm.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 4 — Advisory approval of the company’s executive compensation.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:	Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.

Proposal 1

ELECTION OF DIRECTORS

At the meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE, recommended the six directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Charles T. Goodson	56	Chairman of the Board, Chief Executive Officer, President and Director	1998
William W. Rucks, IV (1)(2)(3)	54	Director	1999
E. Wayne Nordberg (1)(2)(3)	73	Director	2000
Michael L. Finch (1)(2)(3)	56	Director	2003
W. J. Gordon, III (1)(2)(3)	63	Director	2004
Charles F. Mitchell, II, M.D. (1)(2)(3)	63	Director	2005

(1)	Member, Audit Committee of our Board of Directors.
(2)	Member, Compensation Committee of our Board of Directors.
(3)	Member, Nominating and Corporate Governance Committee of our Board of Directors.

Charles T. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer and as a member of our Board of Directors since September 1998. He has also served as our President since July 2004, and previously served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985, he worked for Callon Petroleum Company, first as a landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a Landman for Mobil Oil Corporation. In addition, Mr. Goodson currently serves on the boards of directors of Iberia Bank (Lafayette Advisory Board Member), the Federal Reserve Bank of Atlanta – New Orleans Branch (Energy Advisory Council Member), Our Lady of Lourdes Regional Medical Center and the Louisiana Oil & Gas Association. As a result of these and other professional experiences, and his longevity with the company, Mr. Goodson possesses broad and particular knowledge of all aspects of the oil and natural gas production industry and extensive leadership experience as our Chairman, Chief Executive Officer and President.

William W. Rucks, IV has served as a member of our Board of Directors since October 1999. Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc., a public oil and gas company, from 1997 to October 2001, and also served as Chairman of the Board from February 2001 to October 2001. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a public oil and gas exploration and development company, from July 1995 until September 1996 and as its President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Mr. Rucks earned a Bachelor of Science in Business Administration from Louisiana State University in 1979. As a result of these and other professional experiences, including his prior service within management and as a member of the boards of directors of other public companies within our industry, Mr. Rucks possesses broad knowledge of all aspects of the oil and natural gas production industry and is able to share his insights as to best practices from those experiences.

E. Wayne Nordberg has served as a member of our Board of Directors since April 2000. He is currently Chairman of Hollow Brook Wealth Management LLC, an SEC registered investment advisor managing or advising investment assets of $1.7 billion. From January 2003 to November 2007, he served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbett & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a director of Annaly Capital Management, Inc., and a member of the Financial Analysts Federation and The New York Society of Security Analysts. He received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus. Mr. Nordberg is particularly familiar with the financial measures used to analyze business performance within the oil and natural gas production industry and with the capital markets. As a director of the company since 2000, Mr. Nordberg possesses a depth of knowledge concerning our company and its operations in particular and our industry in general.

Michael L. Finch has served as a member of our Board of Directors since November 2003. Mr. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from 1993 until his retirement in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by an international public accounting firm in New Orleans, Louisiana. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978, and received a Bachelor of Science in Accounting from the University of South Alabama in 1976. Mr. Finch has extensive financial and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him to serve as our Audit Committee financial expert and Chairman.

W. J. Gordon, III has served as a member of our Board of Directors since January 2004. Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco’s Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. Currently, he is Vice President of Strategy and Talent Management for the Franciscan Missionaries of Our Lady Health System and serves on the Board of Directors of the Heart Hospital of Lafayette. He serves on the Advisory Board of IberiaBank Corporation, on the board of St. Thomas More High School Foundation and as a Trustee and a member of the Executive Committee of the University of Louisiana at Lafayette Foundation. He is also a founding board member of the Community Foundation of Acadiana and serves on the Board of the Greater Lafayette Chamber of Commerce. Mr. Gordon served as Captain in the U.S. Army Field Artillery and received a Bachelor of Science in Physics and Military Science Degree from Southern University in Baton Rouge, Louisiana in 1970. Mr. Gordon’s vast experience and extensive knowledge of our industry, having served in management domestically and internationally with a major oil and natural gas company, together with his strategic management and leadership experience in another industry, strengthens the board’s collective qualifications, skills and experience.

Charles F. Mitchell, II, M.D. has served as a member of our Board of Directors since March 2005. Dr. Mitchell is a surgeon and has been senior partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Previously, he held Board positions with Flores & Rucks, Inc., Ocean Energy, Inc. and Devon Energy Corporation from 1995 to 2005. He also currently serves on the Board of the Mendez Foundation in Tampa, Florida, and is a manager/director of numerous private investments. Having served on the boards of directors of other public oil and natural gas production companies for several years, which included compensation committee service, Dr. Mitchell brings a depth of knowledge and experience to our board of directors that qualifies him to serve as our Compensation Committee Chairman.

Director Independence

The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.

Based on these standards, our Board of Directors has affirmatively determined that Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV are independent. Messrs. Finch and Gordon, and Dr. Mitchell have no relationship with us, except as directors and stockholders. In determining the independence of Mr. Nordberg and Mr. Rucks, the Board considered each of Mr. Nordberg’s and

Mr. Rucks’ relationship with us as a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside PetroQuest and the oil and gas industry, while the Chief Executive Officer brings PetroQuest-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow and communication between senior management and the Board of Directors, which are both essential to effective governance.

One of the key responsibilities of the Board of Directors is to develop a strategic direction for PetroQuest and to hold management accountable for the execution of our strategy once it is developed. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations as well as our Code of Business Conduct and Ethics. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.

Lead Director

Our Board of Directors has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which our management director and members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In February 2006, William W. Rucks, IV was designated by the Board to serve in this position.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to: Corporate Secretary, PetroQuest Energy, Inc., 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage directors to attend and historically they have done so. For example, all of the directors attended the 2011 Annual Meeting, with the exception of Michael L. Finch who could not attend due to exigent circumstances.

Board and Committee Activity, Structure and Compensation

Our Board of Directors is governed by PetroQuest’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the standing committees of the Board and the laws of the State of Delaware. The Corporate Governance Guidelines and committee charters are available in the “Investors – Corporate Governance” section of our website at www.petroquest.com, and are available in print to any stockholder who requests them. In addition to the above governing documents, the company’s Code of Business Conduct and Ethics that applies to all of our employees, as well as each member of the Board, can also be found in the “Investors – Corporate Governance” section of our website at www.petroquest.com, and is available in print to any stockholder who requests it. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer or chief financial officer) at this location on our website.

During 2011, our Board of Directors held five meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below.

Audit Committee. The current members of the Audit Committee are Michael L. Finch (Chairman), W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met four times during 2011. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that Michael L. Finch is an audit committee financial expert under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.

Compensation Committee. The current members of the Compensation Committee are Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D. (Chairman), E. Wayne Nordberg and William W. Rucks, IV, and the committee met three times during 2011. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing PetroQuest’s compensation policies and monitoring the implementation of PetroQuest’s compensation system for its executives. The committee may delegate any of its responsibilities to subcommittees as the committee deems appropriate, provided the subcommittees are composed entirely of independent directors. The committee’s processes and procedures for determining executive compensation are described below under “Other Information – Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael L. Finch, W. J. Gordon, III (Chairman), Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee did not meet during 2011. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE. The committee operates under a written charter adopted by the Board. The committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to PetroQuest. Although not part of any formal policy, our goal is a balanced and diverse board of directors, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business. Attributes such as character, integrity, judgment, experience, professional achievements and financial and business acumen are cited in our Corporate Governance Guidelines as among the principal qualifications of an effective director.

Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.

Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our Annual Meeting of Stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in this proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.

In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.

Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.

Compensation of Directors. Our one employee director is not separately compensated for his service as a director. In 2011, each of our non-employee directors received an annual retainer fee of $42,500. The Chairman of the Audit Committee received an additional annual cash retainer of $15,000 and the Chairman of the Compensation Committee received an additional annual cash retainer of $10,000. Each non-employee director also received an attendance fee of $1,000 for each meeting of the Board of Directors or committee attended. In May 2011, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell each received 7,500 shares of restricted common stock and options to purchase 7,500 shares of our common stock at an exercise price of $7.58 per share, the fair market value of one share of our common stock on the date of grant. The transfer restrictions on restricted common stock lapse as to one-third of the shares on each of the first, second and third anniversaries of the grant date, so that the transfer restrictions on 100% of the shares lapse after three years. The stock options have a term of ten years and vest over a three year period with one third of the shares vesting on each of the first, second and third anniversaries of the grant date. The members of our Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.

The following table summarizes the annual compensation for our non-employee directors during 2011.

Director Compensation

for Fiscal Year-End December 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	Total ($)
Michael L. Finch	65,500	56,850	39,000	161,350

W. J. Gordon, III	51,500	56,850	39,000	147,350

Charles F. Mitchell, II, M.D.	62,500	56,850	39,000	158,350

E. Wayne Nordberg	51,500	56,850	39,000	147,350

William W. Rucks, IV	53,500	56,850	39,000	149,350

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of awards pursuant to our 1998 Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 6 – Share Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 5, 2012.

(2)	Each of the directors was granted 7,500 shares of restricted common stock in 2011 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $7.58 per share. As of December 31, 2011, each of Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 62,500 shares of restricted common stock outstanding.

(3)	Each of the directors was granted 7,500 stock options in 2011 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $5.20 per share. As of December 31, 2011, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 80,000, 90,000, 120,000, 120,000 and 70,000 stock options outstanding, respectively.

Vote Required

The six nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all six nominees to the Board.

Proposal 2

ADOPTION OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN

General

On February 27, 2012, our Board of Directors adopted the PetroQuest Energy, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”) subject to stockholder approval. We are now asking you, the stockholders, to approve the ESPP.

The ESPP allows eligible employees to purchase stock in accordance with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). A discussion of the tax consequences for U.S. employees and the company under the ESPP is set forth below. The ESPP is not intended to be a plan that meets the requirements of Section 401(a) of the Code, and it is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Board of Directors believes that the ESPP benefits the company by (i) assisting it in recruiting and retaining the services of employees with ability and initiative, (ii) providing greater incentive for employees and (iii) associating the interests of employees with those of the company and its stockholders through opportunities for increased stock ownership.

The more significant features of the ESPP are described below. This summary is subject, in all respects, to the terms of the ESPP, which is attached to this proxy statement as Appendix A.

Administration

The Compensation Committee of the Board of Directors will administer the ESPP. The Compensation Committee has complete discretionary authority to interpret the provisions of the ESPP, to prescribe the forms that are used under the ESPP, to adopt, amend and rescind rules and regulations pertaining to the administration of the ESPP and to make all other determinations necessary or advisable for the administration of the ESPP.

Eligibility

Each employee of the company or any subsidiary (other than a foreign subsidiary) is eligible to participate in the ESPP subject to the terms of the ESPP. The company estimates that approximately 105 employees are eligible to elect to participate in the ESPP.

Enrollment

Each eligible employee may elect to participate in the ESPP during a six-month offering period beginning on February 1 and August 1 (each separately “Offering Date”). An eligible employee who elects to participate in the ESPP is referred to as a “Participant.”

Terms and Conditions of Options

Option Grants. Each individual who is a Participant on an Offering Date will be granted an option as of that Offering Date. As noted above, the term “Offering Date” means each February 1 and August 1 during the term of the ESPP. The number of shares of our common stock subject to the option will be determined by dividing the Option Price (as described below) into the balance credited to each Participant’s account from payroll deductions as of the Purchase Date next following the Offering Date. The Purchase Date is the last business day in the offering period. No Participant will be granted an option as of any Offering Date for more than a number of shares of common stock determined by dividing $12,500 by the fair market value of the common stock on the applicable Offering Date. Notwithstanding the foregoing, the option or purchase right granted pursuant to the ESPP can in no event give the employee the right to purchase shares in a calendar year with a fair market value in excess of $25,000, determined as of the applicable Offering Date.

Option Price. The price per share for shares of common stock purchased on the exercise of an option is equal to 85% of the fair market value of the common stock on the applicable lesser of the Offering Date or the Purchase Date (the “Option Price”).

Exercise. Unless a Participant withdraws from the ESPP, each option will be exercised automatically on each Purchase Date for the number of whole shares of common stock that may be purchased at the Option Price. Fractional shares of common stock will not be issued under the ESPP.

Payment. The purchase price for shares of common stock is accumulated by payroll deductions from the Participant’s compensation each payroll period and credited to the Participant’s account under the ESPP. The amount of the deduction is equal to a whole percentage of the Participant’s base compensation that is not greater than 20%, as specified by the Participant on an election form. A Participant may not alter the amount of payroll deduction on or after the applicable Offering Date except in the case of a withdrawal from the ESPP.

Withdrawal. A Participant may discontinue his or her participation in the ESPP at any time by giving written notice to that effect prior to the Purchase Date in accordance with rules established by the Compensation Committee. A Participant who elects to withdraw from the ESPP will be paid the amount of payroll deductions accumulated in his or her account. A Participant who withdraws from the ESPP may not resume participation in the ESPP until a subsequent enrollment period.

Transferability. Options granted under the ESPP are nontransferable except by will or the laws of descent and distribution. No right or interest of a Participant in any option may be liable for, or subject to, any lien, obligation or liability of the Participant.

Stockholder Rights. No Participant will, as a result of the grant of an option, have any rights as a stockholder until the applicable Purchase Date.

Shares Subject to ESPP

Upon the exercise of an option, the company will issue shares from its authorized but unissued common stock. The maximum aggregate number of shares of common stock that may be issued under the ESPP is 6,000,000 shares.

If an option is terminated for any reason other than its exercise, the number of shares of common stock allocated to the option may be reallocated to other options to be granted under the ESPP.

Amendment and Termination

The Board of Directors may, without further action by stockholders, terminate or suspend the ESPP. The Board of Directors may also amend the ESPP except that no amendment that increases the number of shares of common stock that may be issued under the ESPP or changes the class of individuals who may participate in the ESPP will become effective until it is approved by stockholders.

U.S. Federal Income Tax Consequences

The following information is a general summary of the federal income tax consequences of the ESPP to U.S. employees and to the company. Tax laws may change, and actual tax consequences will depend on the employee’s individual circumstances as well as state and local tax laws. We encourage employees to seek tax advice when they participate in the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. No income will be recognized by a Participant upon the grant or the exercise of an option. A Participant will recognize income if and when he or she disposes of the shares of common stock acquired under the option. If the disposition does not occur within two years after the grant of the option or within one year after the exercise of the option (the “option holding period”), the Participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of the sale or disposition over the Option Price or (ii) an amount equal to 15% of the fair market value of the shares as of the applicable Offering Date. Any additional gain upon the sale of the shares will be treated as capital gain.

Generally, if common stock acquired under an option is disposed of prior to the end of the option holding period, the Participant will recognize, as ordinary income, the difference between the fair market value of the common stock on the applicable Purchase Date and the Option Price, and any gain in excess of that amount will be characterized as capital gain.

The company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an option unless the Participant disposes of the common stock acquired thereunder prior to the expiration of the option holding period. In that event, the employer corporation (the company or a subsidiary), generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the Participant.

Vote Required

The approval of the adoption of the ESPP requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the adoption of the ESPP.

Proposal 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2012. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002. We are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in PetroQuest’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2010 and 2011 for services performed by Ernst & Young LLP:

	2010	2011
Audit Fees(1)	$398,350	$365,380
Audit Related Fees(2)	—	—
Tax Fees(3)	37,750	33,200
All Other Fees(4)	—	—

Total Fees	$436,100	$398,580

(1)	Audit fees are fees paid to Ernst & Young LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. In 2010, audit fees included $15,000 related to services provided in connection with the filing of a registration statement on Form S-3, $58,000 related to services provided in connection with the public offering of our 10% Senior Notes due 2017 and $31,650 related to reimbursement of out-of-pocket expenses. In 2011, audit fees included $12,000 related to services provided in connection with the filing of a registration statement on Form S-8 and $39,975 related to reimbursement of out-of-pocket expenses.

(2)	Audit related fees are fees paid to Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)	Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	No other fees for professional services were paid to Ernst & Young LLP with respect to the fiscal years ended December 31, 2010 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of

Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of PetroQuest’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of PetroQuest’s system of internal control over financial reporting. PetroQuest’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and on the effectiveness of PetroQuest’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of PetroQuest’s independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of PetroQuest’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed PetroQuest’s audited consolidated financial statements for the fiscal year ended December 31, 2011 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

Michael L. Finch, Chairman

W. J. Gordon, III

Charles F. Mitchell, II, M.D.

E. Wayne Nordberg

William W. Rucks, IV

Vote Required

The approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Ernst & Young LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Proposal 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the meeting:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the company’s 2012 annual meeting, is hereby approved.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders, (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures, and (iii) designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

Vote Required

The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

OTHER INFORMATION

Principal Stockholders

The following table presents certain information as of March 14, 2012, as to:

•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent of Class
SPO Advisory Corp. (3)	7,805,384	12.2%
BlackRock Inc. (4)	4,400,285	6.9%
Charles T. Goodson (5)	3,673,504	5.7%
The Vanguard Group, Inc. (6)	3,280,347	5.1%
William W. Rucks, IV (7)	1,414,716	2.2%
E. Wayne Nordberg (8)	747,360	1.2%
Daniel G. Fournerat (9)	550,293	*
W. Todd Zehnder (10)	413,528	*
Mark K. Stover (11)	370,376	*
Charles F. Mitchell, II, M.D. (12)	345,386	*
J. Bond Clement (13)	268,102	*
Michael L. Finch (14)	234,716	*
W. J. Gordon, III (15)	125,000	*
All directors and executive officers as a group (11 persons) (16)	8,652,514	13.3%

*	Less than 1%

(1)	Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the SEC on behalf of such persons.

(2)	Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

(3)	Based on an Amendment No. 2 to Schedule 13D, a Form 4 filed on May 24, 2010 and a Form 4 filed on February 3, 2012, by SPO Partners II, L.P., a Delaware limited partnership (“SPO”), SPO Advisory Partners, L.P., a Delaware limited partnership (“SPO Advisory Partners”), San Francisco Partners, L.P., a California limited partnership (“SFP”), SF Advisory Partners, L.P., a Delaware limited partnership (“SF Advisory Partners”), SPO Advisory Corp., a Delaware corporation (“SPO Advisory Corp.”), John H. Scully (“JHS”), William E. Oberndorf (“WEO”), William J. Patterson (“WJP”), Edward H. McDermott (“EHM”) and The Elizabeth R. & William J. Patterson Foundation, a California corporation (“Patterson Foundation”). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, EHM and Patterson Foundation are hereinafter referred to as the “SPO Parties.” The principal business address of each of the SPO Parties is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. SPO (through SPO Advisory Partners) has sole power to vote and dispose or to direct the vote or disposition of 7,519,184 shares. SFP (through SF Advisory Partners) has sole power to vote and dispose or to direct the vote or disposition of 286,200 shares. SPO Advisory Corp (as general partner of SPO Advisory Partners and SF Advisory Partners) has sole power to vote and dispose or to direct the vote or disposition of 8,197,700 shares. JHS has sole power to vote and dispose or to direct the vote or disposition of 14,100 shares, and shared power to vote and dispose or to direct the vote or disposition of 8,197,700 shares. WEO has sole power to vote and dispose or to direct the vote or disposition of 67,800 shares, and shared power to vote and dispose or to direct the vote or disposition of 8,197,700 shares. WJP has sole power to vote and dispose or to direct the vote or disposition of 1,100 shares, and shared power to vote and dispose or to direct the vote or disposition of 8,216,900 shares. EHM has sole power to vote and dispose or to direct the vote or disposition of 800 shares, and shared power to vote and dispose or to direct the vote or disposition of 8,197,700 shares. The Patterson Foundation has sole power to vote and dispose or to direct the vote or disposition of 19,200 shares.

(4)

Based on a Schedule 13G/A filed on February 13, 2012 by Blackrock Inc. (“Blackrock”). The address for Blackrock is 40 East 52nd Street, New York, New York 10022. Blackrock has sole power to vote or to direct the vote of 4,400,285 shares and sole power to dispose or to direct the disposition of 4,400,285 shares.

(5)	Includes (i) 3,599,108 shares of common stock directly held by Mr. Goodson and (ii) 74,396 shares of common stock issuable on the exercise of vested options. As of March 14, 2012, Mr. Goodson had pledged 786,961 shares of common stock to an investment firm as security for a margin account.

(6)	Based on a Schedule 13G filed on February 9, 2012 by The Vanguard Group, Inc. (“TVG”) and Vanguard Fiduciary Trust Company (“VFTC” and collectively with TVG, “Vanguard”). The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. TVG has sole power to vote or to direct the vote of 75,563 shares, sole power to dispose or to direct the disposition of 3,204,784 shares and shared power to dispose or direct the disposition of 75,563 shares. VFTC, serving as investment manager for collective trust accounts, directs the vote of 75,563 shares.

(7)	Includes (i) 1,285,000 shares of common stock directly held by Mr. Rucks, (ii) 112,500 shares of common stock issuable on the exercise of vested options and (iii) 17,216 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(8)	Includes (i) 265,000 shares of common stock directly held by Mr. Nordberg, (ii) 134,900 shares directly held by E. Wayne Nordberg CGM IRA Custodian, (iii) 90,060 shares of common stock directly and indirectly held by Mr. Nordberg’s wife, (iv) 64,950 shares of common stock directly held by the Olivia S. Nordberg Trust, (v) 79,950 shares of common stock directly held by the Anna and Samuel Nordberg Trust and (vi) 112,500 shares of common stock issuable on the exercise of vested options.

(9)	Includes (i) 353,653 shares of common stock directly held by Mr. Fournerat and (ii) 196,640 shares of common stock issuable on the exercise of vested options.

(10)	Includes (i) 263,251 shares of common stock directly held by Mr. Zehnder and (ii) 150,277 shares of common stock issuable on the exercise of vested options.

(11)	Includes (i) 325,404 shares of common stock directly held by Mr. Stover and (ii) 44,972 shares of common stock issuable on the exercise of vested options.

(12)	Includes (i) 276,000 shares of common stock directly held by Dr. Mitchell, (ii) 62,500 shares of common stock issuable on the exercise of vested options and (iii) 6,886 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(13)	Includes (i) 222,588 shares of common stock directly held by Mr. Clement and (ii) 45,514 shares of common stock issuable upon the exercise of vested options.

(14)	Includes (i) 145,000 shares of common stock directly held by Mr. Finch, (ii) 72,500 shares of common stock issuable on the exercise of vested options and (iii) 17,216 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(15)	Includes (i) 42,500 shares of common stock directly held by Mr. Gordon and (ii) 82,500 shares of common stock issuable on the exercise of vested options.

(16)	Includes (i) 1,100,939 shares of common stock issuable on the exercise of vested options and (ii) 41,318 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

Executive Officers

Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Goodson, who is also a member of the Board, follows the table:

Name	Age	Position
Charles T. Goodson	56	Chairman of the Board, Chief Executive Officer, President and Director
W. Todd Zehnder	36	Chief Operating Officer
J. Bond Clement	40	Executive Vice President, Chief Financial Officer and Treasurer
Arthur M. Mixon, III	53	Executive Vice President – Operations and Production
Daniel G. Fournerat	58	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
Mark K. Stover	50	Executive Vice President – Exploration and Development

W. Todd Zehnder has served as our Chief Operating Officer since October 2009. He has also served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2008 to October 2009, as our Controller from February 2001 to October 2004, as our Marketing Manager from June 2003 to June 2005, as our Director of Corporate Communications from October 2004 to June 2005, as our Vice President of Corporate Communications from June 2005 to May 2007, as our Vice President of Oil & Gas Marketing from June 2005 to March 2008 and as our Vice President of Corporate Development from May 2007 to March 2008. Prior to joining us in February 2001, Mr. Zehnder served the oil and gas industry for five years with KPMG LLP, where he attained the level of Manager. He earned a Bachelor of Science Degree from Louisiana State University in 1996 and is a member of Independent Petroleum Association of America, the Louisiana Oil & Gas Association, and the American Institute of Certified Public Accountants.

J. Bond Clement has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2009. He has also served as our Senior Vice President and Chief Accounting Officer from March 2008 to October 2009, as our Controller from October 2004 until March 2008, as a Vice President from May 2006 to August 2007 and as our Vice President of Finance from August 2007 to March 2008. Prior to joining us in October 2004, Mr. Clement served in a variety of finance and accounting related management positions at Stone Energy Corporation from 1997 to 2004, including most recently as Controller, and at Freeport-McMoRan Inc. from 1996 to 1997. From 1993 to 1996, Mr. Clement worked at Arthur Andersen LLP primarily auditing energy related clients. Mr. Clement earned a Bachelor of Science Degree in Accounting, Cum Laude, from Louisiana State University in 1993 and is a Certified Public Accountant.

Arthur M. Mixon, III has served as our Executive Vice President – Operations and Production since October 2009. He also served as our Executive Vice President – Exploration and Production from May 2006 to October 2009 and as our Senior Vice President-Operations from January 2001 to May 2006. From 1981 to 2001, Mr. Mixon accumulated twenty years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. He most recently served as Drilling and Completions Manager-Deepwater Production Business Unit for BP Amoco PLC in Houston, Texas. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, and was 1999 Chairman of the Latin America Drilling Safety Initiative. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.

Daniel G. Fournerat has served as our Executive Vice President and Chief Administrative Officer since May 2006, as our General Counsel since April 2001 and as our Secretary since May 2001. He also served as a member of our Board of Directors from September 1998 to October 2001 and as our Senior Vice President from April 2001 to May 2006. Mr. Fournerat served as our outside counsel from September 1998 to April 2001. He is an attorney-at-law who practiced oil and gas law with the Onebane Law Firm, a Lafayette, Louisiana law firm, from 1977 to April 2001. Mr. Fournerat earned a Bachelor of Science Degree in Accounting from McNeese State University in 1974 and a Juris Doctorate Degree from Louisiana State University in 1976.

Mark K. Stover has served as our Executive Vice President – Exploration and Development since October 2009. He also served as our Executive Vice President—Corporate Development from June 2007 to October 2009, Senior Vice President – Business Development from May 2006 to June 2007, Vice President – Exploration from June 2005 to May 2006 and as our Exploration Manager from December 2002 to June 2005. Prior to joining us, Mr. Stover worked as a consultant from July 2002 to December 2002, as Exploration Manager for Endeavor Exploration from August 2001 to July 2002 and as a lead geophysicist for Newfield Exploration from 1994 to 2001. Mr. Stover is a Texas Licensed Professional Geoscientist and a current active member of AAPG, SEG and PAPG associations. Mr. Stover earned a Bachelor of Science in Geology from Waynesburg College in 1984 and a Masters of Science in Geophysics from Wright State University in 1986. Mr. Stover completed the Harvard Business School, Advanced Management Program, 179th Session in 2010.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.

The primary objectives of our compensation policies and practices for our named executive officers, which consist of our CEO and our CFO, as well as our other three most highly compensated executive officers, for the fiscal year-end December 31, 2011, are to:

•

Attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience through a mix of base salary, annual cash incentives and long-term equity incentives that recognize individual and company performance; and

•	Provide incentives to increase and maximize stockholder value by:

•	Emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders;

•

Structuring annual incentive compensation so that it is contingent upon the achievement of performance measures intended to reward performance year over year that we believe create stockholder value in the short-term and over the long-term; and

•	Designing each component of executive compensation to be competitive with the compensation practices of oil and gas industry peer companies.

We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.

Administration. Our executive compensation program is administered by the Compensation Committee of our Board of Directors in accordance with the committee’s charter and other corporate governance requirements of the SEC and the NYSE.

The committee has directly engaged and will engage, from time to time, compensation consultants familiar with the oil and gas industry to advise the committee regarding certain compensation issues. The assignments of the consultants are determined by the committee, although management may have input into these assignments.

The committee determines the total compensation of the CEO and the nature and amount of each element of CEO compensation. The CEO plays a key role in determining executive compensation for the other named executive officers. The CEO attends the meeting of the committee regarding executive compensation and discusses his recommendations with the committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Executive Compensation Program. Based on and consistent with the philosophy and objectives stated above, our current executive compensation program and our historical programs and practices consist of the following elements:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive awards;

•	Post-employment benefits; and

•	Benefits and perquisites.

We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. We pay base salaries as compensation that is fixed at a level we think sufficient to be competitive in order to attract and retain executive officers who have extensive experience in the oil and gas industry. Actual total compensation and each element of compensation are intended to be fixed within a range that approximates or targets the salaries, annual cash incentives, long-term incentive compensation and total compensation of executive officers that is at least within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants; provided, however, that the committee maintains the flexibility to deviate from these practices for individual circumstances. We also provide employee benefits such as health, dental and life insurance at no cost to the named executive officers pursuant to plans that are generally available to our employees.

The amount of additional incentive and reward compensation that the named executive officers are eligible to receive is contingent and may not provide any actual compensation depending upon how well or poorly the business performs, and based on the performance of the individual executive. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.

We use benchmarking from time to time as a tool for determining the appropriate base salaries, annual cash incentives, long-term equity incentives and other financial benefits that comprise total compensation for the named executive officers. However, this tool is subject to the committee’s overall determination as to the appropriate level of compensation for each named executive officer considering all the relevant factors and circumstances, including our business climate and environment, and is otherwise consistent with our compensation philosophy and objectives.

In January 2011, Cogent Compensation Partners, Inc., the independent compensation consultant engaged directly by the committee, provided the committee with executive compensation data for use by the committee as part of its comparative analysis process. The committee used the data as a basis to include both smaller and larger companies in a peer group similar to the method used by the investment community in comparing the company to peer companies. In 2011, the peer group included ATP Oil & Gas Corporation, Brigham Exploration Company, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., Comstock Resources, Inc., GMX Resources, Inc., Goodrich Petroleum Corporation, Penn Virginia Corp., Rosetta Resources, Inc., Stone Energy Corp., Swift Energy Company, and W&T Offshore Inc. The committee, in monitoring the peer industry practices, may make modifications to the peer group from time to time due to consolidations within and for new companies entering the oil and gas exploration and production industry, or for other reasons. The committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the committee’s competitiveness evaluation. Neither the committee nor the company engaged Cogent Compensation Partners or any other compensation consultant to provide services unrelated to executive compensation in 2011, except that Cogent Compensation Partners was engaged by the committee to review the company’s long term incentive plan design and provide alternatives for consideration.

Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the committee considers the total compensation payable to a named executive officer and each form of compensation. The committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.

The committee determines the size and relative size of each element of compensation based primarily on:

•	the achievement of company performance goals based on our strategic plan and annual business plan;

•	market practices determined from benchmarking data from our peer group from time to time; and

•	individual performance.

The percentage of compensation that is contingent incentive compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.

The committee also compares our CEO’s compensation with that of the other named executive officers in order to determine an appropriate level of relative compensation and to otherwise confirm that it is appropriate based on all relevant factors and circumstances.

Additional details regarding each element of our executive compensation program are as follows:

Base Salaries. Base salaries take into consideration the individual titles, duties, responsibilities, scope of control and accountability for each executive position and the current and anticipated competitive environment of the oil and gas industry in general, and exploration and production companies in particular. Actual salaries are intended to be set within a range that approximates or targets the salaries of executive officers serving in similar positions in companies that are within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants; provided, however, that the committee maintains the flexibility to deviate from these practices for individual circumstances.

The committee approves all increases in base salary for our named executive officers in advance. The committee reviews salaries of executive officers at periodic intervals and considers increases, as appropriate, generally at twelve to eighteen month intervals. In assessing the amount and timing of salary adjustments the committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company.

Base salaries for named executive officers remained unchanged during 2011, except for Mr. Clement whose salary was increased to $305,000 effective January 1, 2011 based on his performance as Executive Vice President, Chief Financial Officer and Treasurer since his appointment in October 2009. On January 5, 2012, the committee approved base salary adjustments for the named executive officers, effective January 1, 2012 as follows: Charles T. Goodson – from $500,000 to $600,000; W. Todd Zehnder – from $375,000 to $400,000; J. Bond Clement – from $305,000 to $325,000; Daniel G. Fournerat – from $338,000 to $370,000; and Mark K. Stover – from $338,000 to $355,000. The base salary adjustments were consistent with our practice of awarding merit increases based on individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons and relative positions within the company, in addition to other factors.

Base salaries for all named executive officers for 2009, 2010 and 2011 are shown in the “Salary” column and the footnote thereto of the Summary Compensation Table.

Annual Incentive Compensation. The named executive officers are each eligible for incentive awards under the PetroQuest Energy, Inc. Annual Incentive Plan, adopted May 12, 2010, as amended. The Annual Incentive Plan is administered by the Compensation Committee of the Board of Directors. As part of the plan, each named executive officer is assigned a participation tier (which may be based on salary or responsibility level and the competitive market) as determined by the committee in its sole discretion. Each participation tier is assigned a threshold, and a target and maximum bonus percentage of annual base salary. Awards under the plan are based on the attainment of financial and strategic measures by the company and are paid in cash lump sum amounts after the end of the applicable plan year. Further, the committee may, in its sole discretion, increase or decrease individual awards under the plan based on an individual’s performance, may determine not to make any awards under the plan even if performance criteria have been met or may determine to pay a lesser or greater amount to any employee or group of employees participating in the plan.

For the 2011 plan year, the committee established the minimum, target and maximum bonus for our named executive officers as follows (calculated as a percentage of base salary):

Name and Principal Position	Minimum Bonus	Target Bonus	Maximum Bonus (1)
Charles T. Goodson Chief Executive Officer & President	0%	100%	200%
W. Todd Zehnder Chief Operating Officer	0%	100%	150%
J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer	0%	100%	130%
Daniel G. Fournerat Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	0%	100%	130%
Mark K. Stover Executive Vice President – Exploration and Development	0%	100%	130%

(1)	The maximum bonus for the Chief Operating Officer and each Executive Vice President may be increased to 200% of annual base salary based on the individual’s exemplary performance, as determined by the committee in its sole discretion.

For the 2011 plan year, the committee established performance criteria based on strategic objectives as set forth in the table below and assigned an equal weight to each objective:

Strategic Objective	Performance Criteria
Organic Growth	Finding and development costs, capital efficiency and appropriate capital allocation in line with annual business plan

Financial	Cash flow and cash costs/Mcfe

Balance Sheet Management	Alignment of cash flow and capital expenditures; maintenance of reasonable revolver balance, net working capital and appropriate debt levels

Production and Reserves	Production, hydrocarbon production mix, year-end reserves and reserve life index

Discretionary	Strategic opportunities, maintain partner and other business relationships, earn contractual joint venture cash bonuses, health, safety and environment and other measures as determined by the Compensation Committee

During and at the end of 2011 the committee evaluated the strategic objectives and performance criteria and assigned a performance score (from 1 to 5) to each objective and weighted each objective as follows based on the goals established for 2011 and the corresponding results: Organic Growth, 3 points weighted 20%; Financial, 3 points weighted 15%; Balance Sheet Management, 3 points weighted 15%; Production and Reserves, 4 points weighted 20%; and Discretionary, 4 points weighted 30%; for a total of 17.5 performance points.

The performance score for each strategic objective was based on the following: Organic Growth – the company’s finding and development costs of $1.47 per Mcfe for 2011 and capital efficiencies (which were measured by a comparison of authorities for expenditure versus actual costs), were determined to be satisfactory, while the company’s allocation of capital expended among its active basins was determined to be appropriate; Financial – the company’s cash flow was within the range established in the company’s annual business plan, while the company’s cash costs per Mcfe were lower than the goal set for the year; Balance Sheet Management – the company’s cash flow was generally aligned with drilling capital expenditures in 2011, the company’s bank credit facility was amended to increase borrowing capacity by 25%, the company’s indebtedness under its bank credit facility was at zero at year-end 2011 and the company’s working capital deficit position was within acceptable limits at year-end 2011, although adjusted debt/Mcfe was not reduced from 2010 levels; Production and Reserves—the company produced 30 Bcfe of hydrocarbons during 2011 and ended the year with 265.4 Bcfe in reserves, while extending the company’s reserve life index to 8.8 years; Discretionary—the company successfully maintained its Woodford Shale joint venture and other significant business relationships during 2011, earned the contractual and performance cash bonuses under its Woodford Shale joint venture, successfully maintained appropriate staffing levels during the year and achieved satisfactory health, safety and environment metrics, consistent with expectations.

Having concluded that the company earned 17.5 performance points under the plan, the committee authorized the distribution of cash bonuses to our named executive officers as follows based on the plan: Mr. Goodson was awarded a cash bonus of 125% of salary, or $625,000; Mr. Zehnder was awarded a cash bonus of 112.5% of salary, or $421,875; Mr. Clement was awarded a cash bonus of 114.8% of salary, or $350,000; and Messrs. Fournerat and Stover were each awarded cash bonuses of 107.5% of salary, or $363,350.

The annual cash bonus awards for each of our named executive officers for the 2011 performance year are presented under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Long-Term Equity Incentive Compensation. The committee provides stock or equity incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long term interests with those of our stockholders.

The PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective May 14, 2008, which was approved by our stockholders in May 2008, provides for grants of stock options, restricted stock, performance-based awards and other stock-based awards to our named executive officers and other employees. The committee believes that the stock option awards and restricted stock awards granted under the 1998 Incentive Plan provide a significant link between the compensation of the named executive officers and other employees on the one hand and the company’s long-term goals and stockholders’ interests on the other.

The committee exercises its discretion each year in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock. In 2011, the committee determined the amount of compensation to be distributed in long-term equity incentive awards for named executive officers based on a multiple or percentage of base salary. This subjective analysis by the committee is based upon an overall review of the performance of the company and management and the committee’s assessment of the appropriate level of long-term equity incentive compensation. The committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of the company’s performance.

Stock Options. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of stock options to executive officers and other key management employees. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under our 1998 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of our common stock as reported on the NYSE.

Historically and currently, stock options granted under the 1998 Incentive Plan typically vest ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option. Outstanding options that have not vested are forfeited when active service with the company terminates, except in the event of death or disability.

In September 2011, the committee granted stock option awards to our named executive officers as follows: Mr. Goodson, 61,765 shares; Mr. Zehnder, 40,441 shares; Mr. Clement, 29,902 shares; Mr. Fournerat, 33,137 shares; and Mr. Stover, 33,137 shares. The stock options have a term of ten years and vest ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. This annual grant was in recognition of the performance of the named executive officers during their tenure with the company and was designed by the committee to recognize individual performance during that period, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the transfer restrictions applicable to the shares granted generally lapse over three years. In making the awards, the committee considered individual achievements and contributions of our named executive officers that resulted in maintaining and enhancing corporate liquidity during the extended economic downturn, an enhanced reserve and production profile while generally operating within cash flow, cost containment in the areas of lease operating expenses, capital expenditures and general and administrative expenses, performance under the company’s Woodford Shale joint venture within the Arkoma Basin, as well as the number of shares available for distribution under our incentive plan to its participants, which has historically included all company personnel.

Restricted Stock. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of restricted stock to executive officers and other key management employees. Transfer restrictions on restricted stock currently lapse over three years in one third increments on each anniversary date of the grant. Restricted stock still subject to transfer restrictions will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.

In September 2011, the committee granted restricted stock awards to our named executive officers as follows: Mr. Goodson, 167,109 shares; Mr. Zehnder, 109,416 shares; Mr. Clement, 80,902 shares; Mr. Fournerat, 89,655 shares; and Mr. Stover, 89,655. The transfer restrictions on the restricted stock grants lapse over three years as described above. This annual grant was in recognition of the performance of the named executive officers during their tenure with the company and was designed by the committee to recognize individual performance during that period, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the transfer restrictions applicable to the shares granted generally lapse over three years. In making the awards, the committee considered individual achievements and contributions of our named executive officers that resulted in maintaining and enhancing corporate liquidity during the extended economic downturn, an enhanced reserve and production profile while generally operating within cash flow, cost containment in the areas of lease operating expenses, capital expenditures and general and administrative expenses, performance under the company’s Woodford Shale joint venture within the Arkoma Basin, as well as the number of shares available for distribution under our incentive plan to its participants, which has historically included all company personnel.

Post-Employment Benefits. We have entered into employment and termination agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “– Named Executive Officer Compensation – Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.

Benefits and Executive Perquisites. As executives and employees of the company, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees, but at no cost to the named executive officers. We also provide each named executive officer with term life insurance equal to the executive’s base salary, subject to a $250,000 limit, under a company-sponsored plan at no cost to the named executive. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. For those who participate, we contribute matching payments of up to 4.5% of the contributions by the named executive officer to the plan. Named executive officers also receive annual paid vacation time, sick leave, holidays and bereavement days, and are eligible to receive reimbursement of the monthly cost of a local industry-related social and professional club.

Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The restricted stock awards and awards granted under the Annual Incentive Plan to named executive officers do not qualify as performance-based under Section 162(m). The committee remains aware of these provisions and may in the future determine to make restricted stock grants or awards under the Annual Incentive Plan whereby all or any of such awards may qualify for deductibility, but the committee has not yet adopted a formal policy with respect to qualifying compensation paid to the named executive officers for an exemption from this limitation on deductibility imposed by Section 162(m).

Results from the 2011 Annual Meeting Advisory Vote on Executive Compensation. At our 2011 annual meeting, the ballot included our first advisory vote on executive compensation, commonly known as “Say-on-Pay.” The vote was not binding upon the company, the Board of Directors or the committee. Of the votes cast, including abstentions, approximately 90% were “FOR” the compensation of the executive officers as disclosed in the “Compensation Discussion and Analysis” section of the proxy statement and the accompanying compensation tables and related narrative disclosure in the proxy statement. The committee was cognizant of this result in its considerations to continue the key components, design, implementation and amounts of our compensation programs.

Other Compensation Matters. We have not formally adopted any equity or other security ownership requirements or guidelines for executive officers relating to our securities. Other than our insider trading policy, we do not have any policies regarding hedging the economic risk of equity or other security ownership in the company. Our insider trading policy prohibits our directors, officers and employees from short-term trading in our securities, purchasing or carrying our securities on margin, short sales, or buying or selling put options and call options.

We have not formally adopted a provision that would allow recovery of compensation in any form that was paid or granted to executive officers based on reporting of inaccurate financial results. However, it is the stated intention of the Board of Directors and senior management that to the extent any executive is complicit in fraudulent actions that substantially contributed to any misstatement of financial statements that requires a restatement, we will pursue all appropriate remedies to recover the amount of any compensation paid or granted to said individual to the extent the compensation paid or granted exceeds the amount that would have been paid or granted to said individual based on the restated financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the committee, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Charles F. Mitchell, II, M.D., Chairman

Michael L. Finch

W. J. Gordon, III

E. Wayne Nordberg

William W. Rucks, IV

Compensation Policies and Risk Management

As described above, our restricted stock grants are typically subject to either a three year or five year vesting period and our stock options generally vest over a three year period. Our annual cash bonus plan considers several balanced factors and metrics which are appropriately weighted to minimize undue emphasis in any one area of performance. The company believes that these factors, together with a balance of cash and equity awards, and a combination of short term and long term incentives and rewards, ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV served on the Compensation Committee in 2011. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Named Executive Officer Compensation

Summary Compensation Table. The following table summarizes the compensation of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers, for the fiscal years ended December 31, 2011, 2010 and 2009. We refer to these individuals throughout this proxy statement as the “named executive officers.”

Summary Compensation Table

for Fiscal Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($)		Total ($)
Charles T. Goodson	2011	500,000	0	1,260,002	315,619	625,000	37,385	(5)	2,738,006
Chief Executive Officer	2010	500,000	0	475,138	0	1,000,000	35,402		2,010,540
and President	2009	500,000	0	458,778	543,458	300,000	33,928		1,836,164

W. Todd Zehnder	2011	375,000	0	824,997	206,653	421,875	31,487	(6)	1,860,012
Chief Operating Officer	2010	375,000	0	311,809	0	525,000	30,055		1,241,864
	2009	289,115	0	252,510	798,271	225,000	29,021		1,593,917

J. Bond Clement	2011	305,000	0	610,001	152,799	350,000	31,487	(7)	1,449,287
Executive Vice President, Chief	2010	275,000	0	195,994	0	415,000	27,055		913,049
Financial Officer and Treasurer	2009	216,442	0	169,493	230,205	165,000	20,470		801,610

Daniel G. Fournerat	2011	338,000	0	675,999	169,330	363,350	30,967	(8)	1,577,646
Executive Vice President, General	2010	338,000	0	390,894	0	438,000	29,849		1,196,743
Counsel, Chief Administrative Officer	2009	327,850	0	223,546	267,650	302,800	28,603		1,150,449
and Secretary

Mark K. Stover	2011	338,000	0	675,999	169,330	363,350	375,194	(9)	1,921,873
Executive Vice President –	2010	338,000	0	240,892	0	588,000	366,445		1,533,337
Exploration and Development	2009	323,946	0	223,546	267,650	202,800	127,840		1,145,782

(1)	Effective January 1, 2012, the annual base salaries of Messrs. Goodson, Zehnder, Clement, Fournerat and Stover were increased to $600,000, $400,000, $325,000, $370,000 and $355,000, respectively.

(2)	No bonus was paid to a named executive officer other than as part of a non-equity incentive plan.

(3)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards pursuant to our 1998 Incentive Plan for the fiscal years ended December 31, 2011, 2010 and 2009. Assumptions used in the calculation of these amounts are included in “Note 6 – Share Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 5, 2012.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column for 2011 reflect cash awards earned under our Annual Incentive Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.

(5)	Amount for Mr. Goodson includes (i) $16,500 in matching contributions made by us under our 401(k) plan, (ii) $16,388 in medical and dental insurance premiums paid by us on his behalf, (iii) $2,724 in life insurance premiums paid by us on his behalf and (iv) $1,773 in organization dues.

(6)	Amount for Mr. Zehnder includes (i) $12,375 in matching contributions made by us under our 401(k) plan, (ii) $16,388 in medical and dental insurance premiums paid by us on his behalf and (ii) $2,724 in life insurance premiums paid by us on his behalf.

(7)	Amount for Mr. Clement includes (i) $12,375 in matching contributions made by us under our 401(k) plan, (ii) $16,388 in medical and dental insurance premiums paid by us on his behalf, and (iii) $2,724 in life insurance premiums paid by us on his behalf.

(8)	Amount for Mr. Fournerat includes (i) $15,821 in matching contributions made by us under our 401(k) plan, (ii) $11,276 in medical and dental insurance premiums paid by us on his behalf, (iii) $2,724 in life insurance premiums paid by us on his behalf and (iv) $1,146 in organization dues.

(9)	Amount for Mr. Stover includes (i) a car allowance of $14,352, (ii) $12,375 in matching contributions made by us under our 401(k) plan, (iii) $16,388 in medical and dental insurance premiums paid by us on his behalf, (iv) $2,724 in life insurance premiums paid by us on his behalf, (v) $1,172 in organization dues, (vi) $328,183 of revenues in connection with overriding royalty interests (see “– Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a description of the overriding royalty interests).

Grants of Plan-Based Awards Table. The following table provides information on stock options and restricted stock granted in 2011 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Grants of Plan-Based Awards

for Fiscal Year-End December 31, 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#) (2)	All Other Option Awards: Number of Securities Underlying Options (2) (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date ($/Sh) (3)	Grant Date Fair Value of Stock and Option Award ($)
		Threshold ($)	Target ($)	Maximum ($)
Charles T. Goodson	N/A	0	500,000	1,000,000	—	—	—	—	—
	09/09/2011				167,109	—	—	—	1,260,002
	09/09/2011				—	61,765	7.54	7.28	315,619
W. Todd Zehnder	N/A	0	375,000	750,000	—	—	—	—	—
	09/09/2011				109, 416	—	—	—	824,997
	09/09/2011				—	40,441	7.54	7.28	206,653
J. Bond Clement	N/A	0	305,000	610,000	—	—	—	—	—
	09/09/2011				80,902	—	—	—	610,001
	09/09/2011				—	29,902	7.54	7.28	152,799
Daniel G. Fournerat	N/A	0	338,000	676,000	—	—	—	—	—
	09/09/2011				89,655	—	—	—	675,999
	09/09/2011				—	33,137	7.54	7.28	169,330
Mark K. Stover	N/A	0	338,000	676,000	—	—	—	—	—
	09/09/2011				89,655	—	—	—	675,999
	09/09/2011				—	33,137	7.54	7.28	169,330

(1)	The amounts shown reflect possible payouts under our Annual Incentive Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.

(2)	Grants of stock awards and option awards are made pursuant to our 1998 Incentive Plan.

(3)	The exercise price of option awards is based on the fair market value of a share of our common stock on the date of grant, which, under our 1998 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of common stock as reported on the NYSE.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table. See “– Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below for the material terms of our employment agreements with our named executive officers. See “– Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End Table. The following table shows the number of shares covered by exercisable and unexercisable options and shares of restricted stock for which transfer restrictions had not yet lapsed held by our named executive officers on December 31, 2011.

Outstanding Equity Awards

at Fiscal Year-End December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Charles T. Goodson	74,395	37,198	(2)	7.08	10/08/2019	321,693	(3)	2,123,174
	0	61,765	(4)	7.54	09/08/2021	—		—

W. Todd Zehnder	26,000	0		3.17	01/25/2014	193,758	(5)	1,278,803
	15,000	0		3.21	05/11/2014	—		—
	109,277	54,639	(2)	7.08	10/08/2019	—		—
	0	40,441	(4)	7.54	09/08/2021	—		—
J. Bond Clement	14,000	0		4.93	10/12/2014	139,646	(6)	921,664
	31,513	15,757	(2)	7.08	10/08/2019	—		—
	0	29,902	(4)	7.54	09/08/2021	—		—

Daniel G. Fournerat	115,000	0		3.17	01/25/2014	165,581	(7)	1,092,835
	45,000	0		3.38	05/05/2014	—		—
	36,639	18,320	(2)	7.08	10/08/2019	—		—
	0	33,137	(4)	7.54	09/08/2021	—		—

Mark K. Stover	8,333	0		3.38	05/05/2014	165,173	(8)	1,090,142
	36,639	18,320	(2)	7.08	10/08/2019	—		—
	0	33,137	(4)	7.54	09/08/2021	—		—

(1)	Calculated based upon the closing market price of our common stock on December 30, 2011, which was $6.60 per share.

(2)	These options will vest on October 9, 2012.

(3)	The transfer restrictions on these shares of restricted stock will lapse as follows: 6,792 on February 29, 2012; 24,247 on March 11, 2012; 9,375 on March 5, 2013; 24,248 on March 11, 2014; 12,741 on each of October 9, 2012 and October 9, 2014; and 21,480 on each of February 18, 2012 and February 18, 2013 and February 18, 2015; 55,703 on each of September 9, 2012, September 9, 2013 and September 9, 2014.

(4)	These options will vest in three equal installments on September 9, 2012, September 9, 2013 and September 9, 2014.

(5)	The transfer restrictions on these shares of restricted stock will lapse as follows: 1,035 on February 29, 2012; 3,727 on March 5, 2013; 11,348 on each of March 11, 2012 and March 11, 2014; 7,297 on October 9, 2012; 7,298 on October 9, 2014; 14,096 on each of February 18, 2012 and February 18, 2013; 14,097 on February 18, 2015; and 36,472 on each of September 9, 2012, September 9, 2013 and September 9, 2014.

(6)	The transfer restrictions on these shares of restricted stock will lapse as follows: 11,250 on August 10, 2012; 1,875 on March 5, 2013; 4,121 on March 11, 2012; 4,122 on March 11, 2014; 5,397 on each of October 9, 2012 and October 9, 2014; 8,860 on February 18, 2013; 8,861 on each of February 18, 2012 and February 18, 2015; 26,968 on September 9, 2012; 26,967 on each of September 9, 2013 and September 9, 2014.

(7)	The transfer restrictions on these shares of restricted stock will lapse as follows: 3,438 on February 29, 2012; 4,571 on March 5, 2013; 11,348 on each of March 11, 2012 and March 11, 2014; 6,275 on each of October 9, 2012 and October 9, 2014; 10,890 on each of February 18, 2012 and February 18, 2013; 10,891 on February 18, 2015; and 29,885 on each of September 9, 2012, September 9, 2013 and September 9, 2014.

(8)	The transfer restrictions on these shares of restricted stock will lapse as follows: 1,624 on February 29, 2012; 1,477 on June 7, 2012; 4,500 on March 5, 2013; 11,348 on each of March 11, 2012 and March 11, 2014; 6,275 on each of October 9, 2012 and October 9, 2014; 10,890 on each of February 18, 2012 and February 18, 2013; and 10,891 on February 18, 2015; and 29,885 on each of September 9, 2012, September 9, 2013 and September 9, 2014.

Option Exercises and Stock Vested Table. The table below shows the number of shares of our common stock acquired by our named executive officers during 2011 upon the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested

as of Fiscal Year-End December 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles T. Goodson	—	—	120,989	901,939
W. Todd Zehnder	—	—	53,910	407,755
J. Bond Clement	—	—	30,385	226,156
Daniel G. Fournerat	—	—	70,758	527,700
Mark K. Stover	—	—	64,409	481,786

Employment Agreements and Potential Benefits Upon Termination or Change-in-Control. We have employment agreements with our named executive officers Charles T. Goodson, W. Todd Zehnder, J. Bond Clement, Daniel G. Fournerat and Mark K. Stover providing for annual base salaries of $600,000, $400,000, $325,000, $370,000 and $355,000, respectively. The Board of Directors (or a committee thereof), in its discretion, may increase the base salaries based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of ours or otherwise). During the term of the employment agreements, the executives are eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by us for the benefit of our executive officers or employees. In addition, we are required to provide the executives with life insurance on mutually agreeable terms.

Each of the employment agreements has a term of three years. Each agreement may be terminated by the executive voluntarily, by us with or without “cause” or by the death or “disability” of the executive. The amount of compensation payable to each executive upon the occurrence of each of the foregoing events is discussed in the tables below.

Each agreement prohibits the executive from engaging in various activities outside his employment with PetroQuest without our approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with PetroQuest or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by the executive for any reason, subject to certain exceptions.

We also have termination agreements with Messrs. Goodson, Zehnder, Clement, Fournerat and Stover providing for the payment of severance benefits upon a “change in control” and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to the executive’s retirement at age 65, the executive’s “total and permanent disability” or the executive’s death. We are required to reimburse the executives for all fees and expenses incurred by them in disputing any notice of termination under the agreements, in seeking to enforce the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements. The amount of compensation payable to each executive under the agreements is discussed in the tables below.

The following tables describe the potential payments upon termination or a change in control for Messrs. Goodson, Zehnder, Clement, Fournerat and Stover.

Charles T. Goodson Chairman of the Board, Chief Executive Officer and President
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	500,000	500,000	0	1,000,000
Annual Cash Incentive (3)	0	0	0	0	0	1,750,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	2,123,174	2,123,174	2,123,174

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	16,388	0	0	32,776
Tax Gross-up (7)	0	0	0	0	0	1,877,959

Total	0	0	516,388	2,623,174	2,123,174	6,783,909

W. Todd Zehnder Chief Operating Officer

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	375,000	375,000	0	750,000
Annual Cash Incentive (3)	0	0	0	0	0	1,218,750
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,278,803	1,278,803	1,278,803

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	16,388	0	0	32,776
Tax Gross-up (7)	0	0	0	0	0	1,428,654

Total	0	0	391,388	1,653,803	1,278,803	4,708,983

J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	305,000	305,000	0	610,000
Annual Cash Incentive (3)	0	0	0	0	0	1,005,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	921,664	921,664	921,664

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	16,388	0	0	32,776
Tax Gross-up (7)	0	0	0	0		1,116,707

Total	0	0	321,388	1,226,664	921,664	3,686,147

Daniel G. Fournerat Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	338,000	338,000	0	676,000
Annual Cash Incentive (3)	0	0	0	0	0	1,064,700
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,092,835	1,092,835	1,092,835

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	11,276	0	0	22,552
Tax Gross-up (7)	0	0	0	0	0	1,020,560

Total	0	0	349,276	1,430,835	1,092,835	3,876,647

Mark K. Stover Executive Vice President– Exploration and Development

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	338,000	338,000	0	676,000
Annual Cash Incentive (3)	0	0	0	0	0	1,064,700
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	0	0	0
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,090,142	1,090,142	1,090,142

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	16,388	0	0	32,776
Tax Gross-up (7)	0	0	0	0	0	984,266

Total	0	0	354,388	1,428,142	1,090,142	3,847,884

(1)	For purposes of this analysis, we assumed that the effective date of termination is December 31, 2011, the price per share of our common stock on the date of termination is $6.60 per share and that the executive’s compensation is as follows: Mr. Goodson’s base salary is equal to $500,000 and annual incentive target opportunity is equal to 100% of base salary; Mr. Zehnder’s base salary is equal to $375,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Clement’s base salary is equal to $305,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Fournerat’s base salary is equal to $338,000 and short-term incentive target opportunity is equal to 100% of base salary; and Mr. Stover’s base salary is equal to $338,000 and short-term incentive target opportunity is equal to 100% of base salary.
(2)	Under “Involuntary Not for Cause Termination” and “Death or Disability,” severance is calculated as 1x base salary and is payable in equal semi-monthly installments for 12 months following the date of termination. Under “After a Change in Control,” severance is calculated as 2x base salary and is payable in a lump sum not later than the fifth day following the date of termination.
(3)	Under “After a Change in Control,” short-term incentive is calculated as 2x the executive’s most recent annual bonus, which amount is payable in a lump sum not later than the fifth day following the date of termination, plus the executive’s target bonus under the Annual Incentive Bonus Plan pro rated for the plan year in which the “change in control” occurs, which amount is payable on a date to be determined by the Compensation Committee in its sole discretion. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Incentive Bonus Plan.
(4)	Pursuant to the terms of our 1998 Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or the date immediately preceding a “change in control.”
(5)	Pursuant to the terms of our 1998 Incentive Plan and incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”
(6)	Health and Welfare Benefits Continuation is calculated as 12 months under “Involuntary Not for Cause Termination” and as 24 months under “After a Change in Control.” Benefits payable under “After a Change in Control” will be reduced to the extent substantially similar benefits are actually received by or made available to the executive by any other employer during the 24-month period at a cost to the executive that is commensurate with the cost incurred by the executive immediately prior to the executive’s date of termination, subject to certain conditions. Amounts are based on COBRA rate.
(7)	In the event that the executive becomes entitled to the severance benefits under the termination agreement or any other agreement, plan, instrument or obligation, in whatever form, of ours, including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder, and in the event that any of such benefits will be subject to an excise tax, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of any excise tax on such benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon such additional amount will be equal to the such benefits, subject to certain conditions.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,922,408	$5.56	902,850

Equity compensation plans not approved by security holders	0	0	0

Total	1,922,408	$5.56	902,850

(1)	Includes only options outstanding under our 1998 Incentive Plan. The total number of shares of common stock available for issuance under the 1998 Incentive Plan was equal to the greater of (i) 15% of the number of issued and outstanding shares of our common stock as of the first day of our then-current fiscal quarter or (ii) 8,000,000.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions. The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.

Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson and Mark K. Stover, or their affiliates, are working interest owners and overriding royalty interest owners, and E. Wayne Nordberg and William W. Rucks IV are working interest owners in certain properties operated by us or in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, they are entitled to receive their proportionate share of revenues in the normal course of business.

During the year ended December 31, 2011, in their capacities as working interest owners or overriding royalty interest owners, revenues, net of costs were disbursed to Messrs. Goodson and Stover, or their affiliates, in the amounts of $293,000 and $328,000, respectively, and with respect to Mr. Nordberg, costs billed exceeded revenues disbursed in the amount of $9. With respect to Mr. Goodson, gross revenues attributable to interests, properties or participation rights held by him prior to joining us as an officer and director on September 1, 1998 represent substantially all of the gross revenue received by him in 2011.

In our capacity as operator, we incur drilling and operating costs that are billed to partners based on their respective working interests. At December 31, 2011, our joint interest billing receivable included approximately $11,000 from the related parties discussed above or their affiliates, attributable to their share of costs. This represents less than 1% of our total joint interest billing receivable at December 31, 2011.

Charter Aircraft. Periodically, we charter private aircraft for business purposes. During 2011, we paid approximately $128,200 to a third party operator in connection with our use of flight hours owned by Mr. Goodson through a fractional ownership arrangement with the third party operator. This amount represents the cost of the hours purchased by Mr. Goodson. Our use of flight hours purchased by Mr. Goodson was pre-approved by the Audit Committee and we do not have an agreement or obligation to utilize this or any other aircraft arrangement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: each of J. Bond Clement, Daniel G. Fournerat, Charles T. Goodson, Arthur M. Mixon III, William W. Rucks, IV, Mark K. Stover and W. Todd Zehnder were each late in filing one Form 4 disclosing one transaction each.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2011, our Quarterly Reports on Form 10-Q and other information are available on our website (www.petroquest.com) and may also be obtained by calling (337) 232-7028 or writing to the address below:

PetroQuest Energy, Inc.

Corporate Communications

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2013 Annual Meeting of Stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 no later than November 28, 2012.

If you intend to present a proposal at our 2013 Annual Meeting of Stockholders, including director nominations, but you do not intend to have it included in our 2013 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no later than March 10, 2013 and no earlier than January 9, 2013, and it must contain certain information specified in our Bylaws. If the date of PetroQuest’s 2013 Annual Meeting of Stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2012 Annual Meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Sincerely,

/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

March 28, 2012

APPENDIX A

PETROQUEST ENERGY, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

(EFFECTIVE MAY 9, 2012)

SECTION 1

PURPOSE

The purpose of the PetroQuest Energy, Inc. 2012 Employee Stock Purchase Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company on a payroll or other compensation deduction basis. The Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423. The Plan will, with respect to the grant of options and issuance of Common Stock intended to qualify under Code Section 423, be construed so as to extend and limit participation in a manner within the requirements of that Code section.

SECTION 2

DEFINITIONS

As used in the Plan, the following terms, when capitalized, have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Business Day” means a day that the New York Stock Exchange (or other subsequent exchange on which the Common Stock is then listed) is open if the Shares are then listed on such exchange.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rules, notices and regulations thereunder.

(d) “Committee” means the committee described in Section 10.

(e) “Common Stock” means the common stock of the Company, $.001 par value per share, or any stock into which that common stock may be converted.

(f) “Company” means PetroQuest Energy, Inc., a Delaware corporation, and any successor corporation.

(g) “Compensation” means a Participant’s base pay, overtime pay, bonus and commissions (exclusive of expense reimbursements of any kind) before deduction and deferrals under any tax-qualified plan or Code Section 125 plan. Compensation shall not include any other amount. The Committee may change the definition of Compensation on a prospective basis.

(h) “Contributions” means all amounts credited to the Participant’s Payroll Deduction Account.

(i) “Corporate Transaction” means (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(j) “Designated Subsidiary” means each Subsidiary.

(k) “Disability” means, with respect to a Participant, the Participant’s becoming eligible for permanent and total disability benefits under the Company’s or a Designated Subsidiary’s long-term disability plan.

(l) “Effective Date” means May 9, 2012, subject to shareholder approval of the Company’s shareholders on such date which is within twelve (12) months after the adoption of the Plan by the Board.

APPENDIX A

(m) “Employee” means any person who is an employee within the meaning of Section 3401(c) of the Code, and who is classified as an employee on the payroll records of the Company or a Designated Subsidiary.

(n) “Exchange Act” means the Securities Exchange Act of 1734, as amended.

(o) “Fair Market Value” means, with respect to any date, the closing price of the Common Stock on the New York Stock Exchange (or other subsequent exchange on which the Company’s stock is then listed) on that date or, in the event that the Common Stock is not traded on that date, the closing price on the immediately preceding trading date. If the Common Stock is no longer traded on the New York Stock Exchange, then “Fair Market Value” means, with respect to any date, the fair market value of the Common Stock as determined by the Committee in a good faith and reasonable manner.

(p) “Offering Date” means the first Business Day of each Purchase Period.

(q) “Option” means a stock option that entitles the holder to purchase from the Company a stated number of Shares in accordance with, and subject to, the terms of this Plan in accordance with Section 423.

(r) “Participant” means a participant in the Plan as described in Section 4.

(s) “Payroll Deduction Account” means the bookkeeping account established for a Participant in accordance with Section 5.

(t) “Plan” means PetroQuest Energy, Inc. 2012 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(u) “Purchase Date” means the last Business Day of each Purchase Period.

(v) “Purchase Period” means a period of six (6) months commencing on February 1 and August 1 of each year, or such other period as determined by the Committee; provided, however, that in no event will any Purchase Period be longer than twenty-seven (27) months, and provided further, that the first Purchase Period shall not commence until the Plan has been approved by the Company’s stockholders in accordance with Code Section 423, but will commence on the first Business Day on or after February 1, or August 1 after such approval, and that Purchase Period may be less than six (6) months in duration.

(w) “Purchase Price” means an amount equal to the lesser of 85% of the Fair Market Value of a Share on the Offering Date or the Fair Market Value of a Share on the Purchase Date.

(x) “Share” means a share of Common Stock, as adjusted in accordance with Section 13.

(y) “Subsidiary” means only a domestic corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. The definition of Subsidiary shall be interpreted so as to include any entity that would be treated as a “subsidiary corporation” under Code Section 424(e) or (f). No foreign corporation shall be included in the definition of Subsidiary.

SECTION 3

ELIGIBILITY

(a) Eligible Employees. Any person who is an Employee as of an Offering Date in a given Purchase Period will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Sections 4 and 5 and the limitations imposed by Code Section 423(b), except (i) Employees whose customary employment is for not more than 20 hours per week or five months per year, and (ii) Employees employed for less than three (3) months before an Offering Date.

APPENDIX A

(b) Five Percent Stockholders. Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns capital stock of the Company and/or holds outstanding options to purchase stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary.

(c) Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company, the Board or the Committee be reformed to comply with the requirements of Section 423. This Section 3(c) shall take precedence over all other provisions of the Plan.

SECTION 4

PARTICIPATION AND GRANTS

Subject to the limits described in Sections 7(a) and (b), an Employee may become a Participant in the Plan by completing a payroll deduction authorization form and any other required enrollment documents provided by the Committee or its designee and submitting them to the Committee or its designee in accordance with the rules established by the Committee. The enrollment documents must be submitted pursuant to Section 5 prior to the Offering Date and will set forth the amount of the Participant’s Compensation, up to twenty percent (20%) as in effect on the Offering Date, or such other limit as is designated by the Committee in writing prior to an Offering Date including any minimum Contribution percentage, to be paid as Contributions pursuant to the Plan.

SECTION 5

CONTRIBUTIONS

(a) Payroll Deductions. A Participant’s payroll deductions must be submitted in writing to the Committee or its designee (in the form required by the Committee or its designee) in the two-week period prior to the Offering Date and will begin on the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Section 8 or ceases Contributions pursuant to Section 5(c). A Participant’s enrollment documents will remain in effect for successive Purchase Periods unless the Participant elects to withdraw from the Plan as provided in Section 8, or timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Purchase Period in accordance with rules established by the Committee.

(b) Payroll Deduction Account. The Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

(c) Changes to Payroll Deductions. A Participant may reduce the percentage of authorized payroll deductions once each Purchase Period by delivery of a new payroll deduction authorization form to the Committee or its designee. The change will become effective as soon as administratively practicable after receipt. A Participant may cease Contributions to the Plan at any time; provided the Participant provides written notice to the Committee in accordance with the rules established by the Committee which will be effective as soon as administratively feasible after receipt of the written notice. Once a Participant ceases contributions for a Purchase Period, no further elections can be made in the Purchase Period, except pursuant to Section 8, and thereafter payroll deductions will be made in accordance with the election on record unless the Participant timely submits a new election in accordance with Section 5(a) or withdraws in accordance with Section 8. Unless the Participant elects to withdraw from the Plan as provided in Section 8, the funds in the Participant’s Payroll Deduction Account will not be refunded to the Participant but instead will be used to purchase Shares for the Participant on the Purchase Date.

(d) No Interest. No interest or other earnings will accrue on a Participant’s Contributions to the Plan.

APPENDIX A

SECTION 6

STOCK PURCHASES

(a) Automatic Purchase. On the Purchase Date each Participant will be deemed, without further action, to have elected to exercise the Option to purchase the number of whole Shares that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on the Purchase Date. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period. Any other amounts remaining in the Participant’s Payroll Deduction Account after the Purchase Date will be returned to the Participant.

(b) Delivery of Shares. As soon as practicable after each Purchase Date, the Committee will arrange for the delivery of the Shares purchased by Participants on the Purchase Date. The Committee may permit or require that Shares purchased under the Plan be deposited directly with a provider designated by the Committee. The Committee may require that Shares be retained by the designated provider for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or to restrict transfer of the Shares.

(c) Notice Restrictions. Each Participant must notify the Company if the Participant sells or otherwise disposes of any Shares within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

(d) Rights as Stockholder. A Participant will have no interest or voting right in an Option or a Share until a Share has been purchased on the Participant’s behalf under the Plan.

SECTION 7

LIMITATION ON PURCHASES

Participant purchases are subject to the following limitations:

(a) Purchase Period Limitation. Subject to the calendar year limits provided by Section 7(b), and compensation limits in Section 4, in any event the maximum number of Shares that a Participant will have the right to purchase in any Purchase Period pursuant to an Option will be determined by dividing (i) $12,500 by (ii) the Fair Market Value of one Share on the Offering Date for such Purchase Period or such other limitation as established prior to the Purchase Period by the Committee for a Purchase Period.

(b) Calendar Year Limitation. Notwithstanding any other provision in the Plan, no right to purchase Shares under the Plan that is intended to qualify under Code Section 423 will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or Option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(c) Refunds. As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the Participant will receive a refund of the balance in the Participant’s Payroll Deduction Account as soon as practicable after the Purchase Date.

SECTION 8

WITHDRAWAL FROM PARTICIPATION

A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account at any time before a Purchase Date by notifying the Committee or its designee in writing of the Participant’s election to withdraw, pursuant to rules, including the time prior to the Purchase Date in which such written notice must be received, as prescribed by the Committee. If a Participant elects to withdraw, all of the Participant’s Contributions credited to the Participant’s Payroll Deduction Account will be returned to the

APPENDIX A

Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Purchase Period. A Participant’s voluntary withdrawal during a Purchase Period will not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Purchase Period.

SECTION 9

EMPLOYMENT TERMINATION

(a) Termination Other Than Death or Disability. If a Participant’s employment with the Company and the Designated Subsidiaries terminates for any reason other than death or Disability, the Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account.

(b) Death of Employee. In the event of a Participant’s death at any time during a Purchase Period, at the election of the Participant’s legal representative, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant’s estate, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 6.

(c) Termination Due to Disability. If a Participant’s employment with the Company or a Designated Subsidiary terminates during a Purchase Period due to Disability no more than three months before the Purchase Date for the Purchase Period, then, at the Participant’s election, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 6. Section 9(c)(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.

(d) Leaves of Absence. The Committee may establish rules regarding when leaves of absence will be considered a termination of employment. Notwithstanding the foregoing, where a period of leave exceeds ninety (90) days, a Participant’s employment relationship with the Company or a Designated Subsidiary will be deemed to have terminated on the 91st day of such leave unless the Participant’s right to reemployment is guaranteed either by statute or contract.

SECTION 10

PLAN ADMINISTRATION

The Plan will be administered by the Committee, which will be appointed by the Board. The Committee will be the Compensation Committee of the Board. The Committee will have the discretionary authority to interpret and construe the terms of the Plan; to take any actions necessary to implement the Plan; supply omitted terms, to prescribe, amend, and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan.

SECTION 11

RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant except by will or laws of decent and distribution, and during the Participant’s lifetime, may be exercised only by the Participant.

SECTION 12

RESERVED SHARES

Subject to adjustments as provided in Section 13, the maximum number of Shares available for purchase on or after the Effective Date is 6,000,000 with respect to Options and issuances of Shares that are intended to qualify under Code Section 423. If an Option is terminated, in whole or in part, for any reason other than its deemed exercise, the number of shares of Shares allocated to the Option or portion thereof shall be reallocated under this Plan. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

APPENDIX A

SECTION 13

CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted (without any Participant’s consent) by the Committee in accordance with Code Section 423, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan, without any Participant’s consent, as the Committee deems appropriate including, without limitation, any adjustments in accordance with Code Section 423 or a cancellation of the Option rights for a Purchase Period.

SECTION 14

AMENDMENT

The Board may at any time, or from time to time, amend the Plan in any respect. The stockholders of the Company, however, must approve any amendment that would increase the number of Shares that may be issued under the Plan pursuant to Options intended to qualify under Code Section 423 (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section 13), a change in the designation of any corporations (other than as permitted under Code Section 423 without stockholder approval) whose employees become Employees under the Plan or any other change for which stockholder approval is required by Code Section 423, applicable law or the rules of the exchange on which the Shares are listed.

SECTION 15

PLAN DURATION TERMINATION

The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 12, or (b) at any date at the discretion of the Board. In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

SECTION 16

GOVERNMENT REGULATIONS AND WITHHOLDING

The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and the rules and regulations of any exchange on which the Shares are listed and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable, including, without limitation, the terms and conditions of Options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 thereunder. In the cases of any such persons, this Plan and Options issued to such persons shall be deemed to contain, and the Shares issued upon exercise of such Options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions on behalf of such persons. All benefits hereunder are subject to all applicable federal, state, and local and foreign taxes and tax withholding requirements, and the Committee, at its sole discretion, may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state and local and foreign tax withholding requirements.

APPENDIX A

SECTION 17

GOVERNING LAW

The Plan will be governed by the laws of Delaware, without regard to that State’s choice of law rules.

SECTION 18

UNFUNDED PLAN

The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

PETROQUEST ENERGY, INC. 400 E. KALISTE SALOOM RD. STE. 6000 LAFAYETTE, LA 70508

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED   AND  DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominess			☐	☐	☐

01	Charles T. Goodson	02	William W. Rucks, IV		03	E. Wayne Nordberg	04	Michael L. Finch	05	W.J. Gordon, III
06	Charles F. Mitchell, II
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.										For	Against	Abstain
2	Adoption of the 2012 Employee Stock Purchase Plan.									☐	☐	☐
3	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.									☐	☐	☐
4	Advisory approval of the Company’s executive compensation.									☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

PETROQUEST ENERGY, INC.

Annual Meeting of Stockholders

May 9, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of PetroQuest Energy, Inc. (the “Company”), revoking all prior proxies, hereby appoints Charles T. Goodson, W. Todd Zehnder and Daniel G. Fournerat, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, on Wednesday, May 9, 2012, at 9:00 a.m., Lafayette time, and at any postponement or adjournment of said meeting, all of the shares of the Company’s common stock in the name of the undersigned or which the undersigned may be entitled to vote.

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR the election of all of the nominees for director in proposal 1, and FOR proposals 2, 3 and 4 and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any postponement or adjournment of said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

(Continued and to be marked, dated and signed on reverse side)